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                                                                Exhibit 23.1






                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Micro Warehouse, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-33945 and 333-47163) on Form S-8 and (Nos. 333-59561 and 333-71131) on
Form S-3 if Micro Warehouse, Inc. and subsidiaries (the Company) of our reports dated February 16, 1999, related to the consolidated balance sheets of the Company as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which reports appear in the December 31, 1998 annual report on Form 10-K of the Company.


                                       KPMG LLP


Stamford, Connecticut
March 31, 1999